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                                 July 27, 1994



Mr. Allan J. Zambie
2953 Litchfield Road
Shaker Hts., OH  44120

Dear Allan:

As recently discussed, The Lamson & Sessions Co., hereby accepts your resignation as Vice President, Secretary and General Counsel effective August 1, 1994. Conditional upon the receipt of a signed copy of the enclosed Separation Agreement and Release (Exhibit A) as well as other documents referred to herein, the Company will provide you with the following severance package, which is greater than and in lieu of that to which you would otherwise be entitled, by reason of your resignation:

          * Provide you with severance pay by making payments to you equal to your salary at its current level, less applicable local, state and federal tax obligations, bi-monthly and on a direct deposit basis through July 31, 1995. Your entitlement hereto shall not be governed by any duty to mitigate damages by seeking further employment nor offset by any compensation which you may receive from future employment for the first six months. All severance pay beyond the first six months will be governed by a duty to mitigate damages by seeking further employment and offset by any compensation which you may receive from full-time regular employment coterminous to this period, and not from consulting or legal fees derived from the private practice of law.

          * Permit the continued use of your Company leased vehicle through September 30, 1994. You may elect to purchase the vehicle for market value or depreciated book value whichever is less.

          * Continue your Group Life Insurance (CIGNA) in the amount of $50,000 for six months through January 31, 1995.

          * Continue your Group Accidental Death & Dismemberment Insurance (CIGNA) in the amount of $200,000 for six months through January 31, 1995.



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Mr. Allan Zambie
Page Two
July 27, 1994


          * Continue to pay your current authorized club membership (Cleveland Skating Club) for six (6) months through January, 1995.

          * Continue your Split Dollar Life Insurance (Pacific Mutual) in the amount of $304,000 through 12/31/94. At the end of this period, you may continue the policy in force by making premium payments directly to the insurance carrier. Ms. Linda Cahill (216-328-1300) of The Benefits Group will contact you prior to 12/31/94 to determine whether you wish to continue this insurance and make appropriate arrangements.

          * Continue your Group Health and Dental Coverage through July 31, 1994. Please be advised of your right to continue your benefits (Medical and Dental) beyond this date under Federal Law. IF YOU ELECT TO CONTINUE YOUR COVERAGE UNDER THIS OPTION, THE COMPANY WILL PAY THE FULL PREMIUM FOR THE FIRST SIX (6) MONTHS OF THE 18 MONTH CONTINUATION PERIOD (THROUGH JANUARY 31, 1995). PLEASE REFER TO THE ENCLOSED NOTICE FOR DETAILED INFORMATION CONCERNING THIS OPTION. NOTE, IN ORDER FOR YOUR COVERAGE TO BE EXTENDED BEYOND JULY 31, 1994, YOU MUST COMPLETE AND RETURN THE ELECTION FORM INCLUDED WITH THE ENCLOSED NOTICE.

You should note that your coverage as well as dependent coverage under the following Plans will terminate as follows:

          * Long Term Disability Insurance coverage will be terminated effective August 1, 1994. No conversion privilege is available under this Plan.

          * Your voluntary participation in the High Limit Group Accident Insurance Plan will be terminated effective August 1, 1994. You may convert a portion of the Accident Insurance provided to you under the Group Plan. A minimum of $10,000 and a maximum of $100,000 may be converted. Enclosed is a form for your use in converting this insurance to a personal policy. Please complete the form and return it to CNA at the address shown on the form. CNA will then provide you with a brochure which describes the coverage and cost of the conversion insurance. You have 31 days from the date your coverage terminates to apply for conversion.





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Mr. Allan Zambie
Page Three
July 27, 1994



Finally, following is a summary of the status of your participation and options under The Lamson & Sessions Co. Deferred Savings Plan (401-K), and The Lamson & Sessions Co. Salaried Employees Retirement Plan.

          * Your contributions and the Company's matching contribution to The Lamson & Sessions Co. Deferred Savings Plan (401-K) will cease effective August 1, 1994. Our payroll section will be instructed to discontinue the deduction for your contribution to this Plan effective with the first severance payment you receive. Information concerning your withdrawal options, as well as the forms and procedures required to withdraw the proceeds from your account, will be provided to you by Lucy Andreano shortly.

          * As a participant in The Lamson & Sessions Co. Salaried Employees' Retirement Plan with over 5 years of service upon termination of employment, you are entitled to a vested retirement benefit at age 65. We are in process of calculating your vested benefit and this will be forwarded to you via separate letter in the near future.

          * As a participant in The Lamson & Sessions Co. Supplemental Executive Retirement Plan (SERP), you are entitled to a benefit from this Plan commencing August 1, 1994. At age 65 the amount of this benefit will be reduced by the amount payable from Lamson & Sessions Salaried Employees' Retirement Plan. Information regarding the amount of this benefit and the options available will be provided by Lucy Andreano.

If you have any questions, please advise.

                                       Sincerely,

                                       Charles E. Allen

                                       Charles E. Allen
                                       Sr. Vice President


CEA:dk

cc: R.E. House

                                                                       EXHIBIT A

                              LAMSON & SESSIONS


                        SEPARATION AGREEMENT AND RELEASE
                        --------------------------------

This will constitute an agreement between you and The Lamson & Sessions Co. (the "Company"). Effective August 1, 1994 the Company accepts your resignation as Vice President, Secretary and General Counsel on the following terms and conditions:

          1. SEVERANCE PAY AND BENEFITS. The terms under which the Company agrees to pay severance pay and benefits are as set forth in a letter to you dated July 26, 1994 (the "Severance and Benefit Letter"), to which this Separation Agreement and Release is an Exhibit incorporated by reference and made a part thereof. Certain grants of stock options made to you under the 1988 Incentive Equity Performance Plan listed on Exhibit B hereto may be exercised by you within three months of the date of your resignation, as required by the terms of the plan under which the grant was made.

          2. CONFIDENTIAL INFORMATION. In consideration for the payments called for by this Agreement, you agree that, for a period of two years from the date of this Agreement, you will continue to treat as confidential and will not without the prior written consent of the Company disclose, divulge, discuss, copy, take from Company premises, or otherwise use or suffer to be used, in any manner whatsoever (contrary to the interests of, the Company or its customers or suppliers), any Confidential Information. For purposes of this Agreement, "Confidential Information" includes any and all information completed or obtained by or furnished to you (or to which you had access) during your active service with the Company which is not otherwise publicly available and relates to:

          (a) information in connection with the current or future operations of the business of the Company, including without limitation five-year plans, financial data or conditions, acquisition and divestiture plans or analysis or strategies for the Company, actual or contemplated candidates for acquisition or divestiture, forecasts, projects, customer or supplier lists or contracts, pricing, methods of operation, manuals, market plans, inventions, ideas, manufacturing methods, product research or engineering data or other trade secrets or confidential information of the Company;

          (b) customer and supplier information furnished to or obtained by the Company on a confidential basis, including, without limitation, any and all information obtained from, on behalf of, or concerning, any past, present or future customer or supplier of the Company regarding financial condition, research of any kind, product development, product introduction or modification, or markets; and

          (c) any other information material to the present or future competitive, operating, financial, legal, or regulatory position of the Company.

You acknowledge that all such Confidential Information is the exclusive property of the Company or its customers or suppliers, respectively. You further expressly agree and understand that any violation of this paragraph is likely to result in immediate and irreparable harm to the Company for which any remedy at law will be inadequate and not readily susceptible to being measured in monetary terms. Accordingly, you agree that the Company will be entitled to injunctive and other appropriate equitable relief and if the court so permits, may obtain a temporary order restraining any threatened or further breach.
Such relief shall be in addition to any other relief to which the company may be entitled at law or in equity. Any covenant on your part contained in this Agreement, which may not be specifically enforceable, shall nevertheless, if breached, give rise to a cause of action for monetary damages. The Company acknowledges that nothing in this Agreement shall prevent you from seeking and taking employment with any person, firm or corporation, without limitation.

          3. CONFIDENTIALITY AND INTENT TO BE BOUND. Except to the extent that this Agreement becomes publicly available because of a legal requirement that it be filed with a government agency, and except to the extent that you may advise a prospective employer or others that you are subject to the confidentiality restrictions in paragraph 2 hereof, all provisions of this Agreement and the circumstances giving rise hereto are and shall remain confidential and shall not be disclosed by either party to any person not a party hereto, except as necessary to carry out the provisions of this Agreement, as may be required by law. You acknowledge that you have read this Agreement, fully understand its terms and enter into this Agreement freely and voluntarily and intending to be bound hereby. After carefully considering the nature and extent of the restrictions upon you and the rights and remedies conferred upon the Company under paragraph 2 hereof, you acknowledge and agree that the same are reasonable, are designed to protect the Company against unfair competition and are fully required to protect the legitimate interest of the Company. You further acknowledge that (a) you have been advised to consult with an attorney before executing this Agreement, (b) you have a period of 21 days within which to consider this Agreement, (c) for a period of seven days following the execution of this Agreement you have the right to revoke the Agreement and (d) that the Agreement shall not become effective or enforceable until the revocation period has expired. You further understand and acknowledge that your severance pay and benefits will be discontinued if this Agreement is not signed within the statutory periods referred to in the preceding sentence.

          4. LITIGATION. You agree to cooperate fully with the Company and its counsel with respect to any present or future actual or threatened litigation or administrative proceeding involving the Company or its officers, directors, agents, employees, successors or assigns and relating to events or conduct which occurred during the period of your service with the Company.
This cooperation shall include but not be limited to (a) making yourself reasonably available for interviews and discussions with the Company's counsel as well as for depositions and trial testimony, (b) if depositions or trial testimony are to occur, making yourself reasonably available and cooperating in the preparation for them as and to the extent that the Company or the Company's counsel reasonably request, (c) refraining from impeding in any way the Company's prosecution or defense of such litigation or administrative proceeding, and (d) cooperating fully in the development and presentation of the Company's prosecution or defense of such litigation or administrative proceeding. You shall be reimbursed by the Company for reasonable travel, telephone and similar expenses incurred in connection with such cooperation, which the Company shall endeavor to schedule at times not conflicting with the requirements of any future employer, and you shall not unreasonably withhold your availability for such cooperation.

          5. RELEASE. In consideration of payment of severance pay and benefits outlined in the Severance and Benefit Letter, you, for yourself and your heirs, executors, administrators, assigns and legal representative, hereby release and forever discharge the Company and its officers, directors, agents, employees, shareholders, successors, or assigns (collectively, the "Company Releasees") from all claims, demands, damages, actions and/or causes of action whatsoever, which you now have or may hereafter have against the Company Releasees, on account of any matter, whether known or unknown to you and whether or not previously disclosed to the Company Releasees, including but not limited to (a) any and all claims, including claims for attorneys' fees, causes of action, duties, proceedings, damages or demands arising out of your active service with the Company or the termination thereof; (b) any and all claims, demands and causes of action, including but not limited to all claims of discrimination on the basis of sex, race, age, national origin, religion, or disability under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Fair Labor Standards Act of 1938, as amended, the Americans with Disabilities Act and comparable state and local laws; and (c) any and all claims, demands and causes of action, including but not limited to claims of unjust discharge or breach of contract, or for retirement or severance or other termination pay. You further agree not to file or cause or permit to be filed on your behalf any such claim. This release shall not, however, apply to the obligations of either party arising under this Agreement on or after the date of this Agreement. You further understand and agree that no representations, promises or inducements have been made by the Company Releasees other than as appear in this Agreement.





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                                       3

The Company for itself and its successors and assigns, hereby releases and forever discharges you and your heirs, executors, administrators and assigns (collectively, the "Zambie Releasees") from all claims, demands, damages, actions and/or causes of action, which it now has or may hereafter have against the Zambie Releasees, relating to or arising out of your active service with the Company or the termination thereof. This release shall not, however, apply to the obligations of either party arising under this Agreement on or after the date of this Agreement. The consideration provided under this Agreement is made entirely for the purpose of settling and extinguishing all actions, causes of action, suits, proceedings, damages, claims and rights that the Company ever had or now may have against the Zambie Releasees in respect of the matters being released. The Company further understands and agrees that no representations, promises or inducements have been made by the Zambie Releasees other than as appear in this Agreement.

          6. AMENDMENTS. This Agreement may be amended only by a writing executed by each of the parties hereto that refers to this Agreement.

          7. ENTIRE AGREEMENT. This Agreement sets forth the entire understanding of the parties hereto on the subject matter contemplated hereby.

          8. GOVERNING LAW. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Ohio. Each party agrees to submit to the personal jurisdiction of the federal and state courts located in Cuyahoga County, State of Ohio.

          9. ASSIGNMENT. The duties and obligations of either party to this Agreement may not be assigned.

      10. SEVERABILITY. Each section of this Agreement constitutes a separate and distinct undertaking or provision hereof. In the event that any provision of this Agreement shall be determined to be unenforceable for any reason including, without limitation, by reason of the scope, duration or area of its applicability, the court making such a determination shall have the power to modify such provision, and such provision shall then be applicable in such modified form, but every other provision of this Agreement shall remain in full force and effect.

      11. WAIVERS. The waiver by the Company of any violation or breach of any provision of this Agreement by you shall not operate as or be construed as or constitute a continuing waiver of such provision, or waiver of any other or subsequent violation or breach of any other provision of this Agreement.

Please indicate your agreement with the provisions of this Agreement by executing a signed counterpart where indicated below and returning one fully executed copy to the undersigned by August 22, 1994.


                            THE LAMSON & SESSIONS CO.

                            Charles E. Allen


                            Charles E. Allen
                            Sr. Vice President



Agreed to and accepted as of
the  29th  day of July, 1994
    ------

Allan J. Zambie
- - ------------------
Allan J. Zambie